                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into by and between Interland, Inc., a Minnesota corporation having its principal executive offices located at the business address of 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 (the "COMPANY"), and DON BULENS, an individual residing at 18 Iron Gate Drive, Andover, Massachusetts 01810 ("EXECUTIVE"). Company and Executive enter into this Agreement as of the date they each have signed it, but the Agreement shall be effective as of the date established pursuant to Section 2.1, below.

         WHEREAS, Company desires to employ Executive as the Senior Vice President, and whereas the parties wish to establish certain terms and conditions of such employment by entering into this Agreement; and

         WHEREAS, Executive desires such employment with Company on the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

         1. Employment; Regular Compensation. Company agrees to employ Executive as Senior Vice President and Executive agrees to serve in such capacity on the terms and conditions set forth in this Agreement. Company shall pay Executive an initial base salary (the "BASE SALARY") as set forth in Company's offer letter dated November 4, 2002 and attached hereto as EXHIBIT 1. The Base Salary is expressed as an annual amount solely for reference purposes, and shall be payable to Executive on a bi-weekly basis. In its sole discretion, the Company may change Executive's compensation; provided, however, that the Company may not reduce Executive's compensation unless the Company also reduces the compensation of other, similarly situated executives.

         2.       Effective Date; Indefinite Term.

                  2.1 This Agreement shall be deemed in full force and effect as of, and is conditioned upon, the closing of that certain Merger Agreement and Plan of Reorganization dated December 11, 2002, by and among Trellix Corporation, the Company, and Cheetah Acquisition Corporation, a wholly-owned subsidiary of Interland.

                  2.2 This Agreement has an indefinite term, and Executive's employment by Company hereunder may be terminated at will by either party at any time, with or without Cause (as defined in Section 6.1, below) or any reason, voluntary or involuntary, and with or without prior notice. Certain provisions of this Agreement, however, as more fully set forth in Section 5, below, provide for the payment of benefits to Executive upon the specified circumstances of termination of Executive's employment with Company, and certain other provisions, as more fully set forth below in Section 11, below, may continue in effect beyond the date of such termination. Executive expressly acknowledges and agrees that employment with Company is on an "at will" basis, and that this Agreement does not provide a guarantee of continued employment, notwithstanding any other provision in this Agreement.

         3. Duties. Executive shall report to Joel Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated from time to time by Joel Kocher or the Board of Directors (the "BOARD"). Executive shall faithfully and diligently perform all such acts and duties, and furnish such services, as are assigned to Executive by Joel Kocher, Chairman and Chief Executive Officer, or such other individual as may be designated by Joel Kocher or the Board.

         4. Efforts; Conflicts of Interest. During Executive's employment by Company, Executive shall devote his full business time and efforts to Company and its business during normal business hours, and shall safeguard and promote its lawful interests. During Executive's employment by Company, Executive shall not, either directly or indirectly, engage in or enter into any business or perform any services for any other person, firm, association, or corporation that conflicts with Executive's efforts to Company or with Company's business interests, except for: (a) serving on the board of directors of any other entity that is not in competition with Company (subject to Company's approval, which shall not be unreasonably withheld or delayed); (b) activities approved in writing in advance by Joel Kocher or the Board, which approval shall not be unreasonably withheld or delayed; or (c) passive investments in entities that do not involve Executive providing any advice or services to the businesses in which the investments are made, or which do not violate Company policy, including without limitation any policy relating to conflicts of interest or business ethics.

         5.       Benefits Upon Termination of Employment.

                  5.1 By Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by Company for Cause or by Executive Without Good Reason (as defined in Section 6.5, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; and (b) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. Under such circumstances, no further payments or benefits (except as otherwise required by law) shall be provided to Executive. The terms "Cause" and "Without Good Reason" shall have the meanings set forth in Section 6 below.

                  5.2 By Company for Nonperformance Due to Disability. If Executive's employment is terminated by Company for Nonperformance Due to Disability, then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; (b) Company shall provide Executive with such other payments and benefits as may be permitted under the Company's short- or long-term disability plans, to the extent applicable, and subject to the terms and conditions of such plans, including without limitation any eligibility requirements; and (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. The term "Nonperformance Due to Disability" shall have the meaning set forth in
Section 6 below.

                  5.3 By Company Other Than for Cause or by Executive for Good Reason. If Executive's employment is terminated by Company other than for Cause or by Executive for

Good Reason (as defined in Section 6.3, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary through such termination date; (b) Company shall pay to Executive any earned but unpaid incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable; (d) Company shall make a single payment to Executive of three thousand dollars ($3,000); and (e) Company shall pay to Executive, as severance benefits and in addition to the foregoing, an amount equal to 6 months of Base Salary (based upon the Base Salary in effect prior to the effective date of termination and without giving effect to any reductions in Base Salary taking place within thirty-two (32) days prior to the effective date of termination) (the "SEVERANCE BENEFITS"). The Severance Benefits shall be paid in a lump sum, as soon as practicable following such termination date, subject to the following conditions: (x) Executive shall execute a written, complete waiver and release of all claims relating to Company, or Executive's employment by Company or any termination thereof, within any applicable consideration or execution periods and in a form that is reasonably acceptable to Company; and
(y) subject to confirmation by Company that Executive does not later revoke such waiver and release of claims within any revocation period required by applicable law.

                  5.4 Death of Executive. In the event of Executive's death, Executive's employment and all other obligations hereunder shall automatically terminate and the Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that Company shall pay to Executive's estate: (a) Executive's Base Salary through the end of the calendar month in which Executive's death occurs; (b) Executive's earned but unpaid incentive compensation or bonuses through the date of Executive's death, subject to the terms and conditions of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; and (c) Company shall permit Executive's heirs to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable and allowed by law and subject to the terms of such plans.

                  5.5 Benefits Continuation. Upon termination of Executive's employment for any reason, Company shall permit Executive and, if applicable, Executive's family members, to continue to participate in Company's employee benefits plans, to the extent required or allowed by law and subject to the terms of such plans and applicable law.

          6.   Definitions.

                  6.1 "CAUSE" shall mean termination of Executive's employment by Company for one or more of the following reasons: (a) Executive has breached or threatens to breach a fiduciary duty owed to Company; (b) Executive has engaged or threatens to engage in dishonesty, fraud, gross negligence, willful malfeasance or other similar acts of misconduct in the performance of Executive's duties during the course of Executive's employment;
(c) upon the willful and continued failure by Executive substantially to perform Executive's duties with the Company [other than by reason of Nonperformance Due to Disability (as defined below) or death]; (d) Executive has willfully violated or threatens to violate Company policies (provided that hard or online copies of such policies have previously been made available to Executive), or has willfully violated or threatens to violate any law, rule or regulation (other than traffic violations or similar offenses) which result in material injury to Company; or (e) Executive has violated or threatens to violate the terms of Sections 4, 7, or 8 of this Agreement or the material terms of the Confidentiality and Non-Competition Agreement, or any other material breach of this Agreement and such material breach remains uncured (if capable of being cured) fourteen (14) days after Executive's receipt of written notice thereof. For purposes of the foregoing if Executive threatens to take any action or omit to take any action and such threat is within the scope of any of the foregoing provisions of this Section 6.1, such threat will not constitute "Cause" unless (y) Company gives Executive written notice that it considers such threat to constitute "Cause" and Executive fails to revoke the threat within fourteen (14) days after receipt of such written notice or (z) Executive repeats a threat that the Company has previously asked Executive to revoke under the foregoing subsection (y).

                  6.2 "DISABILITY" shall have the meaning ascribed to such term or its variations, such as "Disabled," in Company's long-term disability plan, or in the absence of such plan, a meaning consistent with the definition of permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

                  6.3 "GOOD REASON" shall mean that one or more of the following events has occurred and, after giving Company written notice of the occurrence and of Executive's intention to resign from employment and Company not curing the event within thirty (30) days of receipt of such written notice:
(a) a substantial adverse change in Executive's duties, responsibilities or title, without Executive's consent; (b) a reduction in Executive's Base Salary (at the annualized rate), without Executive's consent, by more than 25%, during the course of this Agreement, or a reduction that violates the last sentence of
Section 1 of this Agreement; (c) a relocation of Executive's principal place of employment by more than a 30 mile radius surrounding Waltham, Massachusetts, without Executive's consent; or (d) a material breach by the Company of this Agreement or any Exhibit hereto.

                  6.4 "NONPERFORMANCE DUE TO DISABILITY" shall mean that, if because of Disability, Executive is unable to perform the essential functions of Executive's job, with or without reasonable accommodation, for a period of thirty (30) consecutive days in any calendar year.

                  6.5 "WITHOUT GOOD REASON" shall mean termination or resignation of Executive's employment by Executive other than for Good Reason.

         7. Non-Disparagement. During Executive's employment by the Company and any Non-Competition Period (as defined below), Executive shall not at anytime make false, misleading or disparaging statements about the Company, its parent, subsidiaries or affiliates, including any of their products, services, management, directors, officers, employees, and customers.

         8. Confidential Information and Covenants Not to Compete. The parties agree that Executive's services to Company are of a unique value and that confidential and proprietary information about Company has been or will be obtained by, disclosed or otherwise made available to Executive as a result of Executive's employment with Company. Accordingly, as a condition to Executive's employment, Executive and Company also are entering into the Non-Disclosure Agreement attached hereto as EXHIBIT 2 (the "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT"}. The Confidentiality and Non-Competition Agreement obligates Executive to not compete with Company for a period of time after Executive's employment ends (such period being the "NON-COMPETITION PERIOD"). If Executive's employment is terminated for any reason on or before May 4, 2003, Executive agrees that Company may, at Company's sole discretion, extend the Non-Competition Period for up to twelve (12) months beyond the otherwise applicable end of the Non-Competition Period by (y) giving Executive written notice to such effect within thirty (30) days after the effective date of Executive's termination and (z) paying to Executive a lump sum payment equal to Executive's monthly Base Salary (based upon the Base Salary in effect prior to the effective date of termination and without giving effect to any reductions in Base Salary taking place within thirty (30) days prior to the effective date of termination) multiplied by the number of months by which the Non-Competition Period is to be extended. Any payments made pursuant to this
Section 8 shall be in addition to any payments required under Section 5.

         9. Dispute Resolution Process. All disputes between Executive and Company that otherwise could be resolved in court shall be resolved instead by the following alternative dispute resolution process (the "PROCESS").

                  9.1 Disputes Covered. This Process applies to all disputes between Executive and Company, including those arising out of or related to this Agreement or Executive's employment by Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, legal disputes, wrongful termination disputes, and discrimination, harassment or civil rights disputes. This Process applies to disputes Executive may have with Company (and those that Company may have with Executive) and also applies to disputes Executive may have with any of Company's employees or agents so long as the person with whom Executive has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Executive's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to any workers' compensation or unemployment compensation claims, to the extent applicable under the circumstances.

                  9.2 Negotiation and Mediation. Executive and Company agree to attempt to resolve all disputes first by direct negotiations. If direct negotiations are not successful after a period of thirty (30) days, the parties shall then use mediation. They shall first attempt to agree upon a mediator. If unable to agree upon a mediator, the parties shall request and conduct mediation under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any mediation sessions shall be held in Boston, Massachusetts. Temporary or interim injunctive relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

                  9.3 Arbitration. If the dispute is not resolved through negotiation and mediation after a period of ninety (90) days, the parties shall request, and either party may demand, arbitration pursuant to the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any arbitration hearing shall be held in Boston, Massachusetts. The decision of the arbitrator shall be final and binding on the parties and on all persons and entities claiming through the parties. Submission of their dispute to arbitration shall be the exclusive means for resolving the dispute, to the exclusion of any trial by a court or jury. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration. The Company will reimburse the Executive for Executive's reasonable fees and expenses, including attorneys' fees, if Executive is the prevailing party as determined by the arbitrator.

                  9.4 Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

                  9.5 Employment Status. This Process does not affect the status of the employment relationship between the parties, which as stated above in Section 2.2 shall be "at will;" nor does this Process guarantee continued employment by the Company, require discharge only for cause, or require any particular corrective action or discharge procedures.

         10. Notification. Solely to the extent required by law or as necessary to prevent a material breach by Executive of Section 4 or 8 of this Agreement, as reasonably determined by the Company, Executive hereby authorizes the Company, or any of its employees or designated representatives or counsel, to notify Executive's actual or future employers or any governmental agency of any terms of this Agreement or the Confidentiality and Non-Competition Agreement and Executive's responsibilities or obligations hereunder.

         11. Severability; Survival of Provisions. If any part of this Agreement or any part of the Confidentiality and Non-Competition Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law. Certain provisions of this Agreement, including non-disparagement (Section 7), confidential information and covenants not to compete (Section 8), dispute resolution process (Section 9), notification (Sections 10 and 21), and governing law (Section 18) of this Agreement, all Schedules hereto, and all of the provisions of the Confidentiality and Non-Competition Agreement, shall survive after any such legal determination, after Executive's employment by Company ends regardless of the reason it ends, and shall be enforceable regardless of any such determination or any claim Executive may have against Company.

         12. Relief for Breach. Because any material breach or threatened material breach by Executive of Sections 4, 7, and 8 of this Agreement or of the Confidentiality and Non-Competition Agreement would result in continuing material and irreparable harm to Company, and because it would be difficult or impossible to establish the full monetary value of such damage, Company shall be entitled to injunctive relief in the event of any such material breach or threatened material breach by Executive. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened breach of this Agreement by Executive, Company may suspend any payment of Base Salary, incentives, bonuses, Severance Benefits and other compensation due to Executive under this Agreement and, if Executive has breached this Agreement, any remaining amounts to be paid under this Agreement shall be forfeited. In the event of any breach or threatened breach by either party which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys' fees and other expenses incurred to obtain such relief.

         13. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

         14. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

         16. Complete Agreement. This Agreement, together with the attached Confidentiality and Non-Competition Agreement and the Schedules hereto, is the final and complete expression of the parties' agreement relating to Executive's employment by the Company. Without limiting the foregoing, this Agreement replaces and supersedes any prior employment agreements between Executive and Company, or its parent, subsidiaries, predecessors or affiliates, including, without limitation, that certain Letter Agreement, dated January 28, 1999, by and between Trellix Corporation and Executive, and each party to this Agreement hereby releases and holds harmless the other party from any obligations or liability with respect thereto. The parties acknowledge and agree that they are not entering into this Agreement in reliance on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company affecting Executive's employment, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement and have been made available to Executive, whether in effect now or adopted later, shall apply to Executive's employment according to the terms thereof.

         17. Payroll Withholding. All payments of Base Salary, incentives, bonuses, Severance Benefits and other compensation payable to Executive pursuant to this Agreement or otherwise shall be subject to the customary withholding for income taxes as reasonably determined appropriate by the Company, and shall be subject to other withholdings or deductions as required with respect to such compensation paid by a corporation to any employee.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the provisions thereof relating to choice of laws. These provisions do not give any party a right to proceed in court in violation of the Dispute Resolution Process under Section 9 above.

         19. Successors And Assigns. All rights and duties of Company under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method.

This Agreement shall not be assignable by Executive other than the right to receive payments or benefits being passed by will or by the laws of descent and distribution.

         20. Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by both parties; it shall not be amended orally or by course of dealing.

         21. Notices. All notices required or permitted under this Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid and addressed as follows:

          If to Company:            Interland, Inc.
                                    303 Peachtree Center Avenue
                                    Suite 500
                                    Atlanta, Georgia 30303

          If to Executive:          Mr. Don Bulens
                                    18 Iron Gate Drive
                                    Andover, Massachusetts 01810


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and 3 business days after the date of mailing, if mailed by registered or certified mail, return receipt requested.

         22. Reimbursement. Promptly following the execution and delivery of this Agreement Company will reimburse Executive for Executive's reasonable attorneys' fees incurred in connection with the negotiation of this Agreement, provided, however, that (a) Executive must follow Company's standard expense reimbursement procedure in connection with such reimbursement, (b) Executive must provide Company with appropriate documentation of the expense (including redacted attorneys' bills) and (c) the amount of such reimbursement will in no event exceed five thousand dollars ($5,000).


INTERLAND, INC.                              EXECUTIVE


By:   /s/ Allen L. Shulman                    /s/ Don Bulens
      -----------------------------          ------------------------------

Name:  Allen L. Shulman                      Name: Don Bulens
      -----------------------------

Title: Senior Vice Pres., Chief              Date:  12/11/02
       Financial Officer, General                  ------------------------
       Counsel and Secretary
      -----------------------------

Date:  12/11/02
      -----------------------------

                                   EXHIBIT 1

November 4, 2002



Don Bulens
18 Iron Gate Drive
Andover, MA 01810



RE: OFFER OF EMPLOYMENT

Dear Don:

On behalf of Interland, I am pleased to offer you the position of Senior Vice President, reporting to Joel Kocher, CEO and Chairman of the Board. Your anticipated start date will be the day following the official close date of the transaction between Interland, Inc. and Trellix, Inc. The following highlights the terms of your employment.

You will have the opportunity to enter into an employment agreement with Interland. Your base salary will be $9,615.38 per bi-weekly pay period based on an annual salary of $250,000. Subject to the approval of the Board of Directors you will be granted an option to purchase 350,000 shares of Interland, Inc. stock. The grant will be effective the later of the date approved by the Board of Directors, or your date of hire.

Up to thirty percent (30%) of your sign-on grant (105,000 options) will be eligible for accelerated vesting based upon the achievement of certain business objectives. These 2 or 3 objectives will be mutually agreed upon by you and Joel within thirty (30) days of your start date. The objectives will be of high impact with specific timelines for accomplishment. If the documented performance is achieved, the vesting will accelerate. If they are not achieved, then the normal approved vesting schedule will apply as stated in your notice of grant
(NOG).

In addition, you will be eligible to participate in Interland's performance based incentive compensation program, where you will have the opportunity to earn a target incentive of up to forty-five percent (45%) of the base salary paid to you during the defined performance period.

It is understood that you will be commuting regularly between Concord, Massachusetts and Atlanta, Georgia in order to carry out the duties and responsibilities of your position. You will be required to comply with Interland's standard travel policy, which includes the use of preferred vendors including travel agencies, hotels, and airlines among others. A copy of this policy can be made available to you if at any time before your start date if necessary.


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


Interland offers a variety of health care plans and other benefits programs to eligible team members and their dependents. Additional information concerning these plans and programs will be provided to you upon your start date.

         You will be required to provide Interland with documentation that you are legally authorized to work in the United States. Further, we will require that you execute our standard new team member forms, including, but not limited to, a Confidentiality Agreement, and an acknowledgment with respect to Interland's Employment Policy Manual.

This letter is not a contract of employment. Further, the length or duration of your employment is not guaranteed. In accordance with our policies, your employment with us will be on an "at-will" basis, meaning that both you and we have the right to end your employment at any time, for any reason, with or without cause or prior notice.

This offer of employment is contingent upon the close of the sale of Trellix, Inc. to Interland, Inc., which is anticipated to occur no later than November 30, 2002.

Please acknowledge your receipt of this letter and desire to begin your employment with Interland by signing where indicated below, and then responding by immediately returning this signed letter to me by fax under cover letter to
(404) 260-2505.

Should you have any questions, please call me at (404) 260-2675.

I am excited that you will be joining the Interland team!

Sincerely,




Sid Ferrales
Senior Vice President and Chief Human Resources Officer
Interland
Fax: (404) 260-2505
Phone: (404) 260-2675


I hereby acknowledge receipt of this offer letter, accept the terms, and express my intent to begin work on the anticipated start date set forth above.

 By:                                         Date:
     -----------------------------------           -----------------------------
          Don Bulens

                                    EXHIBIT 2
                            NON-DISCLOSURE AGREEMENT
                     (Assignment of IP and Non-Solicitation)
                     (Employment Form - Directors and Above)

INTERLAND, INC. AND ITS SUBSIDIARIES, with a place of business located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 ("Interland"), and the undersigned managerial employee ("Employee"), agree, in connection with Employee's employment by Interland and in consideration of the rights and benefits given to Employee in connection with such employment (the receipt and consideration of which is hereby acknowledged) agree as follows.

         1.       CONFIDENTIALITY.

                  1.1 During Interland's employment of Employee (whether in Employee's current capacity or in any other future capacity), Interland may disclose to Employee, either orally, in writing or by other means, trade secrets and proprietary information concerning Interland's business, finances, products, customers, vendors, computer technology and other technical, commercial or financial affairs of Interland which are not in the public domain and which have been reasonably restricted by Interland as confidential, hereinafter referred to as the "CONFIDENTIAL INFORMATION."

                  1.2 Employee shall hold in trust and confidence the CONFIDENTIAL INFORMATION and shall not disclose such CONFIDENTIAL INFORMATION to any third party, except as agreed by Interland in writing.

                  1.3 Employee agrees not to use the CONFIDENTIAL INFORMATION for any purpose other than in the performance of Employee's duties as an employee of Interland.

                  1.4 Employee's obligations in this Section 1 will not apply to any CONFIDENTIAL INFORMATION which was: (i) at the time of disclosure to Employee, in the public domain; (ii) after disclosure to Employee, published or otherwise, becomes part of the public domain through no fault of Employee;
(iii) without a breach of duty owed to Interland, in Employee's possession at the time of disclosure to Employee; (iv) received after disclosure to Employee of such information from a third party who had a lawful right to and, without a breach of duty owed to Interland, did disclose such information to Employee; or
(v) independently developed by Employee without reference to CONFIDENTIAL INFORMATION.

                  1.5 The covenants of confidentiality set forth herein (i) will apply after the date hereof to any CONFIDENTIAL INFORMATION disclosed to Employee and (ii) will continue and must be maintained from the date hereof until termination of Employee's employment, plus (A) with respect to trade secrets (as defined by applicable law), at any and all times after termination of Employee's employment during which such trade secrets retain their status as such under applicable law; and (B) with respect to CONFIDENTIAL INFORMATION, for a period equal to the shorter of two (2) years after termination of Employee's employment, or until such CONFIDENTIAL INFORMATION no longer qualifies as CONFIDENTIAL INFORMATION under this Agreement or applicable law.

         2.   INVENTIONS

                  2.1 Employee hereby irrevocably assigns to Interland all of Employee's rights to all Subject Inventions (as defined below) in the United States and all other countries and the right to claim priority therein. "Subject Invention" means any Invention (as defined below) which is conceived by Employee solely or jointly with others and (i) relates to the actual or anticipated business, research or development of Interland, (ii) results from any work performed by Employee using any equipment, facilities, materials, Confidential Information or personnel of Interland, or (iii) is suggested by or results from any task assigned or performed by Employee for or on behalf of Interland. "Invention" means any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm or computer program, as well as improvements thereto.

                  2.2 Employee represents and warrants that any and all patents, copyrights, trademarks, trade names, service marks, service names, trade dress, trade secrets, moral rights, or other intellectual property rights (collectively, "Intellectual Property Rights") that were developed by Employee prior to the date hereof and contained in the products or services of Trellix Corporation ("Trellix") existing as of the date hereof or currently under development ("Trellix Products") have been assigned by Employee to Trellix. All Intellectual Property Rights created by Employee are original to Employee.

                  2.3 If Employee owns any issued United States Patent or foreign equivalent thereof, or Employee is an inventor, either individually or jointly, of any issued United States Patent or foreign equivalent thereof, Employee must provide the United States Patent number and/or foreign number for any such patent or foreign equivalent thereof in Exhibit A. Otherwise, Employee represents that Employee owns no United States Patent or foreign equivalent thereof, individually or jointly, except those described on Exhibit A.

                  2.4 Employee agrees that should Interland elect to file an application for patent, either in the United States or in any foreign country on a Subject Invention for which Employee is an inventor, Employee will execute all necessary documentation relating to the patent application, including formal assignments to Interland, and will cooperate with attorneys or other persons designated by Company to provide all information necessary for the prosecution of the patent application(s) in the United States and any foreign country. Employee also agrees to assist Interland in every proper way to maintain its patents during and following the period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any interference proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by Interland. Interland shall pay all of Employee's costs and expenses, as well as reasonable time charges, incurred pursuant to this Section 2.4.

          3.   Copyrights.

                  3.1 Employee agrees that any Works (as defined below) created by Employee in the course of Employee's duties as an employee of Interland are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. "Work" means any copyrightable work of authorship, including without limitation, any technical descriptions for products and services, user's guides, graphical works, audiovisual works, sound recordings, advertising materials, computer programs, web sites and content and any contribution to such materials. All right, title and interest to copyrights in all Works that have been or will be prepared by Employee within the scope of Employee's employment with the Company will be the property of the Company. Employee further agrees that, to the extent the provisions of Title 17 of the United States Code do not vest the copyrights to any Works in the Company, Employee hereby assigns to the Company all right, title and interest to copyrights that Employee may have in the Works.

                  3.2 If Employee owns any ownership interest in any Work, Employee will list any such Work on Exhibit A. Otherwise, Employee will not claim any ownership rights in any Works, except those described on Exhibit A.


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


                  3.3 Employee also agrees to assist the Company in every proper way to maintain its Copyrights during and following the period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any infringement suits or other litigation as may be deemed necessary or advisable by the Company.

         4. NON-SOLICITATION OF CUSTOMERS. During the term of Employee's employment by Interland and for a period of six (6) months following the termination of such employment, Employee shall not, either directly or indirectly, on Employee's behalf or on behalf of others (a) solicit, divert or appropriate to any Competing Business (as defined below) or (b) attempt to solicit, divert or appropriate to any Competing Business, any business from any customer or actively sought prospective customer of Interland with whom Employee had contact on behalf of Interland. "Competing Business" means any business organization of whatever form engaged, either directly or indirectly, which is the same as, or substantially the same as, the Business of Interland. "Business of Interland" means the business of developing and providing Web hosting and related services and products including without limitation email services, website development and hosting and e-commerce services.

         5. NON-SOLICITATION OF EMPLOYEES. DURING the term of Employee's employment by Interland and for a period of one (1) year following the termination of Employee's employment, Employee shall not, either directly or indirectly, on Employee's own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by Interland at any facility where Employee performed services or any person employed by Interland with whom Employee had regular contact in the course of Employee's employment by Interland.

         6.       CONTRACTS WITH OTHERS

                  6.1 Employee agrees to provide to the Company, upon the execution and delivery of this Agreement, a copy of the pertinent portions of any employment, consulting or subcontracting agreement and other similar documents, (described on Exhibit A), executed by Employee with a former employer or any business or person with which Employee has been associated, which prohibits Employee during a period of time which includes the effective date of this Agreement from: (i) competing with or participating in a business which competes with Employee's former employer or business; (ii) soliciting personnel of the former employer or business to leave the former employer's employment or to leave the business; or (iii) soliciting customers of the former employer or business on behalf of another business.

                  6.2 Employee represents to the Company that Employee has not entered into any agreement with any other party which purports to require Employee to assign any Work or any Invention created, conceived or first practiced by Employee during a period of time which includes the effective date of this Agreement nor is Employee subject to any law, court order or regulation which purports to require such assignment, except as described on Exhibit A. Employee will obtain and provide to the Company a copy of the above described agreement(s) and a reference to any such law, court order or regulation.

         7.   NON-COMPETITION

                   7.1     Employee acknowledges and agrees as follows:

                  (a.) He is being hired by Interland because of his unique skills and abilities, and that, by virtue of being hired by Interland, Employee will learn special, unique and confidential matters pertaining to Interland and the Business of Interland.


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


                           One of the major purposes Interland has in offering employment to Employee is the desire to utilize Employee's knowledge and experience in maintaining and enhancing the products, services and customer base acquired by Interland from Trellix Corporation.

                  (b.) Courts in the United States have not spoken on the applicability of covenants not to compete in the context of Internet-based businesses where the location of the business and the location of the employee are irrelevant to the employer and its customers, because work by employees can be accomplished for the employer regardless of the employee's location and customers shopping on the Internet do not purchase products and services based upon the location of the business. Consequently, the covenants contained herein, including without limitation, the nationwide scope of the Protected Territory (as defined below) are fair, reasonable, and appropriate restrictions on Employee in light of such circumstances.

                  (c.) Employee acknowledges that Interland would sustain great and irreparable loss and damage if Employee were to breach any of the covenants contained in this Agreement.

                  (d.) The covenants contained herein were explicitly bargained for and reviewed by counsel for Employee.

                  7.2 Having acknowledged and explicitly agreed to the foregoing, Employee will learn special, unique and confidential matters pertaining to Interland and the Business of Interland. Employee agrees that, during Employee's employment and for (a) six (6) months after the termination of Employee's employment for any reason, plus (b) any extended non-competition period invoked through compliance by Interland with all the terms set forth in
Section 8 of Employee's Employment Agreement (such period being the "Non-Competition Period"), Employee will not, directly or indirectly, (i) be employed (whether as an employee or as a consultant) for the purpose of providing Protected Services to a Competing Business in the Protected Territory,
(ii) purchase or accept a beneficial interest in a Competing Business in the Protected Territory (except that Employee may purchase publicly-traded securities in Competing Businesses so long as Employee's holdings in such Competing Business do not exceed one percent (1%) of the aggregate outstanding shares in such Competing Business, or (iii) serve as on the board of directors or similar governing body of any Competing Business. For purposes of this Section, "Protected Territory" means the United States of America. For purposes of this Section, "Protected Services" means those specific services and other services reasonably related thereto that Employee provided to Interland or its customers during the term of this Agreement.

         8. MISCELLANEOUS. This Agreement may not be amended, nor any obligation waived, except in a writing signed by Interland and Employee. This Agreement is not assignable or delegable in whole or in part by Employee without the written consent of Interland. This Agreement shall be governed and construed by the laws of the Commonwealth of Massachusetts, without reference to conflict of law principles. An executed original of this Agreement may be delivered by facsimile, which shall be binding as an original. If any part of this Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law.


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


INTERLAND, INC.                              EXECUTIVE


By:
       ----------------------------          --------------------------------

Name:   Sid Ferrales                         Name: Don Bulens
       ----------------------------

Title:   SVP - Human Resources               Date:
                                                  ---------------------------

Date:
       ----------------------------


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